(BW)   (AMERICAN-OILFIELD-DIVERS)   (DIVE)  American  Oilfield
Divers makes announcement

     Business Editors

     LAFAYETTE, La.--(BUSINESS WIRE)--Sept. 25, 1996--American Oilfield Divers, Inc. ("AOD") (NASDAQ:DIVE) today announced the mailing of an offer (the "Offer") by AOD Acquisition Corp., a wholly-owned subsidiary, to purchase for cash all of the outstanding Common Shares of Hard Suits Inc. ("Hard Suits") at a price of $1.50 Canadian per Common Share, for a total purchase price of approximately Canadian $15 million (approximately U.S. $10.9 million). Hard Suits manufactures the NEWTSUIT(R), a one atmosphere diving suit, and other subsea robotic products. The Offer expires at 12:01 a.m. (local time) on Oct. 17, 1996, unless extended or withdrawn. AOD will satisfy the Offer's cash requirements from available working capital and from funds to be advanced under AOD's bank line of credit in a principal amount equivalent to $19 million Canadian.

     "It is our intent to continue Hard Suits operations as an independent business based in Vancouver due to the potential of its product lines and the synergies which exist with our existing businesses" said George Yax, President and CEO of AOD.

     "It  will also allow the existing  shareholders  of  Hard
Suits to realize a premium to the current market price of the Common Shares."

     The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn such number of Common Shares as is required in order for AOD, together with its affiliates, to own at least 50.1% of the voting rights attaching to all of the Common Shares and Class "A" Performance Shares of Hard Suits outstanding upon completion of the Offer (calculated on a fully-diluted basis) and upon the Hard Suits' Board of Directors being reconstituted to reflect AOD's majority shareholding. The complete text of the conditions to the Offer is contained in the takeover bid circular dated Sept. 25, 1996.

     AOD is a leading provider of diving services, subsea products, marine construction and engineering and environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to the U.S. inland market. AOD's current technology allows operations up to 800 feet. The acquisition of Hard Suits will immediately allow operations to expand to the 1200 foot level with the capability of deeper water expansion in the next twelve months. The acquisition of Hard Suits represents AOD's entree into deep water markets through advanced technology.

     --30--DR/na*

     CONTACT:  American Oilfield Divers, Inc.
     Greg Rosenstein or Cathy Green, 318/234-4590